Invitae Reports Estimated Unaudited Fourth Quarter and Full Year 2023 Financial Results

SAN FRANCISCO – March 6, 2024 – Invitae (OTC: NVTA), a leading medical genetics company, today announced estimated unaudited fourth quarter and full year 2023 revenue, gross profit, and cash burn.

Estimated unaudited financial results for fourth quarter 2023

•Fourth quarter 2023 revenue was $127.8 million, an increase of approximately 4% from a year ago. After adjusting for revenue of approximately $10.5 million in the prior year period related to the discontinued businesses, fourth quarter 2023 revenue increased approximately 14% on a pro forma basis.
•GAAP gross profit was $74.1 million in the fourth quarter of 2023, compared to $29.6 million a year ago, representing an approximate 150% year-over-year growth. Non-GAAP gross profit was $74.4 million in the fourth quarter of 2023, compared to $58.5 million a year ago, representing year-over-year growth of approximately 27%.
•Fourth quarter GAAP gross margin was 58.0% compared to 24.2% a year ago. Non-GAAP gross margin was 58.2% in the fourth quarter of 2023, compared with 47.8% in the fourth quarter of 2022.
•In the fourth quarter of 2023, net decrease in cash, cash equivalents, restricted cash and net changes in investments was $56.5 million. Reported cash burn in the fourth quarter of 2023 was $53.6 million and included $4.0 million from asset sales related to YouScript. Excluding the asset sales related to YouScript, ongoing cash burn would have been $57.6 million.

Estimated unaudited financial results for fiscal year 2023

•Fiscal year 2023 revenue was $487.0 million, approximately 6% lower than $516.3 million in fiscal year 2022. The decline was due to the exited businesses and geographies. After adjusting for revenue of approximately $62.1 million in the prior year period related to those discontinued businesses, fiscal year 2023 revenue increased approximately 7% on a pro forma basis.
•GAAP gross profit was $175.2 million in 2023, compared with $99.1 million in 2022, representing approximately 77% year-over-year growth. Non-GAAP gross profit was $254.2 million in 2023, compared with $219.7 million in 2022, representing year-over-year growth of approximately 16%.
•GAAP gross margin was 36.0% in 2023, compared to 19.2% in 2022. Non-GAAP gross margin was 52.2% in 2023, compared to 42.5% in 2022.
•As of December 31, 2023, Invitae had $209.0 million of cash, cash equivalents, restricted cash and marketable securities compared to $557.1 million as of December 31, 2022. In fiscal year 2023, net decrease in cash, cash equivalents, restricted cash and net changes in investments was $355.3 million. Reported cash burn in 2023 was $365.0 million and included $143.1 million of debt repayment and prepayment fees, as well as $4.0 million from asset sales related to YouScript. Excluding the debt related payments and asset sales related to YouScript, ongoing cash burn would have been $225.9 million.

Invitae has not completed preparation of its financial statements for the fourth quarter or full year 2023. The estimated unaudited financial results presented in this press release for the fourth quarter and full year ended December 31, 2023 are based on Invitae’s current expectations and are subject to adjustment. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this estimated unaudited financial data, or the accounting treatment thereof, and does not express an opinion or any other form of assurance with respect thereto. While we are currently unaware of any items that would require us to make adjustments to the financial information set forth herein, it is possible that we or our independent registered public accounting firm may identify such items as we complete our fourth quarter and full year 2023 financial statements, and any resulting changes could be material. Accordingly, undue reliance should not be placed on these estimates.

About Invitae
Invitae (OTC: NVTA) is a leading medical genetics company trusted by millions of patients and their providers to deliver timely genetic information using digital technology. We aim to provide accurate and actionable answers to strengthen medical decision-making for individuals and their families. Invitae's genetics experts apply a rigorous approach to data and research, serving as the foundation of their mission to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people.

To learn more, visit invitae.com and follow for updates on LinkedIn, X, Instagram, and Facebook @Invitae.

Safe Harbor Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s 2023 estimated unaudited financial results, including revenue, gross profit, gross margin and cash burn. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: actual results for the fourth quarter and full year 2023; the year-end close process and audit of the company’s financial statements; risks and uncertainties regarding the company’s ability to successfully consummate and complete a plan of reorganization under Chapter 11; the company’s ability to continue operating in the ordinary course while the Chapter 11 cases are pending; potential adverse effects of the Chapter 11 cases on the company’s business, financial condition, liquidity and results of operations; and the other risks and uncertainties disclosed in the Company’s annual and quarterly periodic reports and other documents filed with the SEC. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures
To supplement the company's estimated unaudited financial results for the fourth quarter and year ended December 31, 2023 prepared in accordance with generally accepted accounting principles in the United States (GAAP) and disclosed in this press release, the company is providing several non-GAAP measures. These non-GAAP financial measures exclude certain items that are required by GAAP. In addition, these non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. Management believes these non-GAAP financial measures are useful to investors in evaluating the company’s ongoing operating results and trends. Management uses such non-GAAP information to manage the company’s business and monitor its performance.

Other companies, including companies in the same industry, may not use the same non-GAAP measures or may calculate these metrics in a different manner than management or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of these non-GAAP measures as comparative measures. Because of these limitations, the company's non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the non-GAAP reconciliations provided in the tables below.

Contacts for Invitae:

Investor Relations
Hoki Luk
ir@invitae.com

Public Relations
Amy Sands Hadsock
pr@invitae.com

INVITAE CORPORATION

Reconciliation of GAAP to Non-GAAP Gross Profit
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$127,847	$122,454	$486,976	$516,303
Cost of revenue	53,713	92,844	311,815	417,256
Gross profit	74,134	29,610	175,161	99,047
Amortization of acquired intangible assets	—	26,950	77,122	100,568
Acquisition-related stock-based compensation	26	156	172	581
Acquisition-related post-combination expense	—	—	—	1,053
Restructuring-related retention bonuses	105	82	250	252
Inventory and prepaid write-offs	92	1,712	1,454	18,179
Non-GAAP gross profit	$74,357	$58,510	$254,159	$219,680

Reconciliation of Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash to Cash Burn
(in thousands)
(unaudited)

	Three Months Ended				Year Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Net cash used in operating activities	$(34,398)	$(54,905)	$(66,895)	$(50,076)	$(206,274)
Net cash provided by investing activities	73,878	116,064	5,117	72,675	267,734
Net cash (used in) provided by financing activities	(135,768)	876	(3,381)	(7,197)	(145,470)
Net (decrease) increase in cash, cash equivalents and restricted cash	(96,288)	62,035	(65,159)	15,402	(84,010)
Adjustments:
Net changes in investments	(75,202)	(117,146)	(7,048)	(71,917)	(271,313)
Loss from public offerings of common stock, net of issuance costs	—	—	55	—	55
Proceeds from issuance of Series B convertible senior secured notes due 2028, net of issuance costs	(22,435)	1,763	8,016	2,929	(9,727)
Cash burn(1)	$(193,925)	$(53,348)	$(64,136)	$(53,586)	$(364,995)

(1) Cash burn for the three months ended March 31, 2023 includes $135.0 million repayment of debt, $8.1 million of prepayment fees, $3.7 million in restructuring-related cash payments, and $1.5 million of acquisition-related payments. Cash burn for the three months ended September 30, 2023 includes $4.1 million of acquisition-related payments. Cash burn for the three months ended December 31, 2023 includes $4.0 million of proceeds from the sale of YouScript.